Exhibit 1

MI Developments Inc.

455 Magna Drive
Aurora, Ontario,
Canada L4G 7A9
Tel: 905-713-6322
Fax: 905-713-6332

MI DEVELOPMENTS INC.

NOTICE OF CONFERENCE CALL FOR
SECOND QUARTER 2007 RESULTS

Aurora, Ontario, Canada, July 31, 2007  –  MI Developments Inc. (“MID”) (TSX: MIM.A, MIM.B; NYSE: MIM) will announce its financial results for the second quarter ended June 30, 2007 on Friday, August 10, 2007 before the opening of the market.

A conference call to discuss those results will be held on Friday, August 10, 2007 at 11:00 a.m. EST. The number to use for this call is 1-800-587-1893. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 416-915-5763. MID will also webcast the conference call at www.midevelopments.com. The conference call will be chaired by John D. Simonetti, Chief Executive Officer.

For anyone unable to listen to the scheduled call, the rebroadcast numbers will be:  North America – 1-877-289-8525 and Overseas – 416-640-1917 (reservation number is 21242161, followed by the number sign) and the rebroadcast will be available until Friday, August 17, 2007.

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. MID also holds a controlling investment in Magna Entertainment Corp., North America’s number one owner and operator of horse racetracks, based on revenue, and among the world’s leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets.

For teleconferencing questions, please call Angie Palmer at 905-726-7508.